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                                                                    EXHIBIT 23.5

                        CONSENT OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Tel: 212-902-1000

                                                                November 5, 1996

Board of Directors
Provident Companies, Inc.
1 Fountain Square
Chattanooga, TN 37402

        Re: Registration Statement of Provident Companies, Inc. (the "Company") relating to the common stock of the Company being registered in connection with the merger pursuant to the Agreement (as defined below).

Gentlemen and Madame:

     Reference is made to our opinion letter dated November 5, 1996 with respect to the fairness to the Company of the Aggregate Merger Consideration (as defined in the Agreement), to be paid by the Company pursuant to the Amended and Restated Agreement and Plan of Merger dated as of April 29, 1996 by and among the Company, Patriot Acquisition Corporation, a wholly-owned subsidiary of the Company, and The Paul Revere Corporation, an 83%-owned subsidiary of Textron Inc. (the "Agreement").

     The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Provident Special Meeting; Record Date; Votes Required; Recommendation" and "-- The Merger" and "The Merger -- Reasons for the Merger" and "-- Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In providing such consent except as maybe required by the federal securities laws, we do not intend that any person other than the Board of Directors rely on such opinion. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,



                                          GOLDMAN, SACHS & CO.